Exhibit 99.1
Seritage Growth Properties Announces CEO Transition

New York, NY – December 10, 2020 – Seritage Growth Properties (NYSE: SRG) announced today that Benjamin W. Schall, the Company’s Chief Executive Officer, President and Trustee is resigning from his role to pursue another opportunity.   Mr. Schall will facilitate the transition of his responsibilities by mid-January 2021.   The Board of Trustees will conduct a search for Mr. Schall’s successor, which shall include internal and external candidates.  Mr. Schall will also step down from the Board of Trustees in January 2021.

Mr. Edward Lampert, Chairman of the Board of Trustees of Seritage said, “On behalf of the Board of Trustees, we want to thank Ben for his leadership since the formation of Seritage in 2015.  Ben took Seritage from an initial concept, recruited a management team and activated millions of square feet of space over the past five and a half years.  We wish Ben well in his next opportunity.  We remain enthusiastic about the value creation opportunities throughout our portfolio and look forward to this next chapter of the Seritage journey.”

“I would like to thank the Seritage team for their dedication and hard work in establishing the Seritage platform as a leader in redeveloping former retail real estate into higher and better uses,” said Benjamin Schall, President and Chief Executive Officer. “Of all that we accomplished over the last five and half years, I am most proud of the team we have assembled to carry out our mission and their collective commitment to our core principles. This year in particular, their outstanding efforts have allowed Seritage to continue to execute on our value creation priorities. Finally, I am grateful to the Board of Trustees and the Company’s shareholders and stakeholders for the opportunity to have been a part of building the Seritage platform and organization.”

The Company’s primary objective is to create value for its shareholders through the re-leasing and redevelopment of its portfolio. As of September 30, 2020, the Company’s portfolio totaled approximately 30 million square feet of space across 44 states and Puerto Rico.  Since inception in 2015, the Company has signed approximately 10 million square feet of new leases and has reduced the portfolio to a more focused group of 195 assets from 266 assets, raising approximately $1 billion in proceeds from asset monetization activity for reinvestment.  As of November 30, 2020, the Company had cash on hand of approximately $90 million which reflects expenditures and rent collections in-line with previously reported amounts. The Company expects to have cash on hand at the end of the fourth quarter in the anticipated range of $105 million to $135 million subject to timing  and completion of certain asset sales, which are subject to buyer diligence and closing conditions, with no assurances that such transactions will be consummated.  The Company had made $250 million of targeted investments through the third quarter of 2020, with a prioritization of projects with near-term associated income.  The Company’s focus is now turned to completing and opening previously underway projects and continuing to activate its pipeline to create value.  The Company intends to continue its capital recycling initiatives to monetize non-core assets and to reinvest those proceeds into its top redevelopment opportunities.

Mr. Schall’s departure is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; Holdco’s termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on our ability to fund operations and ongoing development; our ability to access or obtain sufficient sources of financing to fund our liquidity needs; our relatively limited history as an operating company; and the impact of the COVID-19 pandemic on the business of our tenants and our business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service our debt obligations and our ability to pay dividends and other distributions to our shareholders.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings and Holdco.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 166 wholly-owned properties and 29 unconsolidated properties totaling approximately 30.4 million square feet of space across 44 states and Puerto Rico.  The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015.  The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders.

Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com